Exhibit 10.33

865 Spring Street, Westbrook, ME 04092

(207) 321-2350 / Synergychc.com

PROMISSORY NOTE FINANCING OF

SYNERGY CHC CORP.
FEBRUARY 10TH 2022

This promissory note summarizes the principal terms of the Promissory Note Financing of Synergy CHC Corp., a Nevada corporation (the “Company”), located at 865 Spring Street, Westbrook, Maine 04092 and Don Sanders, an individual. This promissory note shall be governed in all respects by the laws of the State of Delaware.

Note Terms

Closing Date:	February 10th, 2022 (the “Closing”).

Amount To Be Raised:	$2,000,000 (Two Million) United States Dollars

Repayment Date:	Approximately 7 days (1 Week) from date of Closing

Fee:	Fee associated with this note will be $25,000 (Twenty Five Thousand United States Dollars) per week outstanding, calculated from closing date

Details:	This promissory note is for $2,000,000 (Two Million United States Dollars) and will be repaid with proceeds of the 5,000,000 (Five Million United Sates Dollar) note. This note is anticipated to be short term in nature and repaid approximately I week from date of closing

Signatures to Follow

SYNERGY CHC CORP		DON SANDERS

Per:	/s/ Jack Ross
	Jack Ross, Chairman & CEO	Don Sanders, Individual